Exhibit 99.1

Capital Resource Funding Forecasts Fourth Quarter Revenues of $3.2 Million and a Turnaround to Profitability

LIAONING PROVINCE, China, June 11 — Capital Resource Funding Corp. , soon to be known as China Sun Group High-Tech Co., one of China’s largest producers of anode materials for use in lithium ion batteries, announced today its forecasted financial results for the fourth fiscal quarter ended May 31, 2007.

For the fourth quarter ended May 31, 2007, the Company forecasts net revenues of $3,200,000, an increase of 20%, compared to $2,661,696 in net revenues reported in the third quarter ended February 28, 2007. Forecasted gross profit in the fourth quarter of 2007 is $1,100,000, or 34% of forecasted net revenues, representing an increase of 42% compared to gross profit of $772,766 reported in the third quarter of 2007. Forecasted net income for the fourth quarter of 2007 is $500,000, compared to a net loss of ($208,459) reported in the third quarter of 2007.

Chairman and CEO of Capital Resource Funding Corp. Wang Bin said, “We are pleased we have established a solid revenue base in the fourth quarter of 2007, which we expect will show an increase over the third fiscal quarter ended February 28, 2007 and a turnaround to profitability.”

Bin continued, “We have successfully completed our integration with DLX, the second largest cobalt production facility in China. We look forward to capitalizing on their manufacturing strengths, while expanding our operations during the remainder of 2007. We plan to establish an electro-chemistry testing center to increase the quality of our current product line of anode materials used in lithium ion batteries. Our future plans also include establishing a processing factory on our property located at the Dalian High- Tech Park Ganjingzi Zone in China.”

About Capital Resource Funding, Inc.

Capital Resource Funding, Inc., pending a corporate name change to China Sun Group High-Tech Co., produces anode materials used in lithium ion batteries. Through its wholly owned operating subsidiary, Da Lian Xin Yang High-Tech Development Co. Ltd (“DLX”), the Company primarily produces cobaltosic oxide and lithium cobalt oxide. According to the China Battery Industry Association, DLX has the second largest cobalt series production capacity in China. Leveraging on its technological leadership in China, high- quality product line and scalable production facility, DLX plans to create a fully integrated supply chain from the primary manufacturing of cobalt ore to finished products, including lithium ion batteries. For more information, visit http://www.china-sun.cn/English/Aboutus.asp.

Safe Harbor Statement

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.